Exhibit 23.4


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 1, 2002 accompanying the consolidated financial statements of ONTRACK Data International, Inc. and subsidiaries for the year ended December 31, 2001, incorporated by reference from Kroll Inc.'s Registration Statement on Form S-3 dated September 5, 2002 (Registration No. 333-99203) in this Registration Statement of Kroll Inc. on Amendment No. 1 to Form S-3. We consent to the use of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption "Experts."

/s/  Grant Thornton LLP

Minneapolis, Minnesota
February 28, 2003